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                      [McGladrey & Pullen, LLP Letterhead]


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference into all Registration Statements on Form 10-K of Coddle Creek Financial Corp. of our report dated January 20, 2000, relating to the consolidated statements of financial conditions of Coddle Creek Financial Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three year period then ended, which report appears in the Company's 1999 annual report on Form 10-K.


s/ McGladrey & Pullen, LLP

Charlotte, North Carolina
March 27, 2000